DRAFT
                                                                      -----

[GRAPHIC OMITTED]

                                                            [April 3, 2002]





To Our Stockholders:

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Aldila, Inc., to be held Wednesday, May 15, 2002, at 9:00 a.m. at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California 92128. The formal notice and proxy statement for the Annual Meeting are attached to this letter.

     It is important that you vote your shares as soon as possible, either by phone or by mail as explained on the enclosed proxy card, even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the meeting. If you decide to attend, you can still vote your shares in person, if you wish.

     On behalf of the Board of Direcctors, I thank you for your cooperation and I look forward to seeing you on May 15.

                                    Very truly yours,



                                    ----------------------------
                                    Peter R. Mathewson
                                    Chairman of the Board

                                ALDILA, INC.
                            12140 COMMUNITY ROAD
                          POWAY, CALIFORNIA 92064

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 15, 2002


TO THE STOCKHOLDERS OF ALDILA, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of Aldila, Inc. (the "Company") will be held at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California 92128, on Wednesday, May 15, 2002, at 9:00 a.m., Pacific time, for the following purposes:

     1. ELECTION OF DIRECTORS. To elect by vote of the holders of Common Stock a total of seven persons to the Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and have qualified. The Board of Directors' nominees are:

                  Peter E. Bennett             Peter R. Mathewson
                  Thomas A. Brand              Lloyd I. Miller, III
                  Marvin M. Giles, III         Chapin Nolen
                  John J. Henry

     2. REVERSE STOCK SPLIT. To authorize the Board of Directors to file an amendment to the Company's Restated Certificate of Incorporation at any time prior to the 2003 annual meeting of stockholders of the Company to effectuate a reverse stock split of the Company's Common Stock of not less than 1-for-2 and not more than 1-for-5.

     3. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the Board of Directors' selection of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2002.

     4. OTHER BUSINESS. To consider and act upon such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on March 28, 2002 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments thereof.

                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         ------------------------------
                                         Robert J. Cierzan
                                         Secretary

Dated: [April 3, 2002]

WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE BY PHONE OR BY MAIL, AS INSTRUCTED ON THE ENCLOSED PROXY CARD, AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY (WHETHER GIVEN BY PHONE OR MAIL) IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                ALDILA, INC.
                            12140 COMMUNITY ROAD
                          POWAY, CALIFORNIA 92064
                               (858) 513-1801


                              PROXY STATEMENT


                       ANNUAL MEETING OF STOCKHOLDERS
                                May 15, 2002


                                  GENERAL

     This proxy statement is furnished to stockholders of Aldila, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific time, on Wednesday, May 15, 2002, at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California 92128, and any adjournments thereof (the "Annual Meeting" or "Meeting").

     Common stockholders of record as of the close of business on March 28, 2002, will be entitled to vote at the Meeting or any adjournments thereof. As of the record date, the Company had outstanding 14,843,404 shares of Common Stock, each entitled to one vote on all matters to be voted upon. This proxy statement, the accompanying form of proxy and the Company's annual report to stockholders for the fiscal year ended December 31, 2001 are being mailed on or about [April 3, 2002] to each stockholder entitled to vote at the Meeting.


                      VOTING AND REVOCATION OF PROXIES

VOTING

     If the enclosed proxy is voted by telephone or executed and returned by mail in time and not revoked, all shares represented thereby will be voted. Each proxy will be voted in accordance with the stockholder's instructions. If no such instructions are specified, the proxies will be voted FOR the election of each person nominated for election as a director, FOR the reverse stock split and FOR the ratification of the Board's selection of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2002.

     Assuming a quorum is present, the affirmative vote by the holders of a plurality of the votes cast at the Meeting will be required for the election of directors; the affirmative vote of a majority of the votes cast at the Meeting will be required for the reverse stock split; the affirmative vote of a majority of the votes cast at the Meeting will be required for the ratification of the Board's selection of Deloitte & Touche LLP as the Company's independent accountants; and the affirmative vote of a majority of the votes cast at the Meeting will be required to act on all other matters to come before the Annual Meeting. An automated system administered by the Company's transfer agent tabulates the votes. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Meeting. With respect to all matters (other than the election of directors), abstentions and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast.

REVOCATION

     A stockholder giving a proxy may revoke it at any time before it is voted by delivery to the Company of a subsequently executed proxy or a written notice of revocation. In addition, returning your completed proxy by mail or by telephone will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.


                           ELECTION OF DIRECTORS

     The Company's Restated Bylaws give the Board the power to set the number of directors at no less than one nor more than twenty-one. The size of the Company's Board is currently set at seven. Directors hold office until the next annual meeting of stockholders and until their successors are elected and have qualified.

     Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. If any one or more of the nominees is unable to serve for any reason or withdraws from nomination, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. All of the following nominees are current directors of the Company whose terms end at the 2002 Annual Meeting. Information concerning the nominees for directors is set forth below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTORS TO BE ELECTED BY THE HOLDERS OF COMMON STOCK.

NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK

     THOMAS A. BRAND has been a director of the Company since November 1997. Since January 1994, Mr. Brand has been an instructor at the University of Phoenix and a consultant to the composite materials industry. Since August 2000, he has been a director of Reinhold Industries, Inc., a manufacturer of advanced custom composite components, sheet molding compounds and graphic arts and industrial rollers for a variety of applications in the United States and Europe. From 1983 to 1992, he was Senior Vice President/General Manager of Fiberite Advanced Materials, a business unit of ICI-PLC. From 1964 to 1983, Mr. Brand served as Vice
President/General Manager, Fiberite West Coast Corp., which is a division of Fiberite Corporation. Age: 68.

     PETER E. BENNETT has been a director of the Company since November 1994. Mr. Bennett has been the President and a Senior Partner of Liberty Partners L.P. since September 1992. He is a director of Tnex.net, Internet Healthcare Group, Datamax Corp., Norwood Promotional Products, Inc., P1ayPower, Inc., PADCOM, Inc., and Regulus Group, LLC. Age: 60.

     MARVIN M. GILES, III has been a director of the Company since October 1993. He has been President of Octagon Golf ("Octagon") since he co-founded that company in 1973. Octagon is a business management firm that specializes in representing professional athletes, particularly golfers including Davis Love, III, Tom Kite and Lanny Wadkins. Mr. Giles is also an accomplished golfer. He was the 1972 U.S. Amateur Champion and the 1975 British Amateur Champion. Mr. Giles was the 1993 U.S. Walker Cup Captain and played on four Walker Cup teams from 1969 to 1975. Age: 59.

     JOHN J. HENRY has been a director of the Company since November 1994. Mr. Henry has been the Vice Chairman of Sinclair & Rush since September 1978. Mr. Henry previously held various executive positions with Rockwell International Corp. from 1967 to 1978, including Sr. Vice President and President of the Admiral Corporation. He is a director of P1ayPower, Inc. and Duquesne University. Age 75.

     PETER R. MATHEWSON has been a director of the Company since January 1997 and has been President, Chief Executive Officer and Chairman of the Board of the Company since January 2000. From 1990 until December 31, 1999, he served as Vice President of the Company (or its predecessors). Since
January 1997, Mr. Mathewson has also served as President and Chief Operating Officer of Aldila Golf Corp., the Company's operating subsidiary that conducts its core golf operations. Mr. Mathewson has been with the Company (or its predecessors) since September 1973 and has held various positions, including: plant manager, production manager, shipping and receiving supervisor, and purchasing agent. Age: 51.

     LLOYD I. MILLER, III has been a director of the Company since September 4, 2001. Mr. Miller has been a registered investment advisor since 1990, and he is a director of Advantica Restaurant Group, Inc. and FRD Acquisition Co. Age: 47

     CHAPIN NOLEN has been a director of the Company since November 1994. Mr. Nolen has been a director and was President of Combe, Incorporated from 1970 to 1995 and is currently serving as Vice Chairman of its Board of Directors. He is a director of Santa Barbara Olive Company and the Cosmetic Toiletry and Fragrance Association. Age: 69.

                       FURTHER INFORMATION CONCERNING
                   THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: Executive, Audit, Compensation and Stock Option. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Company has no nominating or similar committee.

COMMITTEES OF THE BOARD -- BOARD MEETINGS

     The Board of Directors of the Company held five meetings in fiscal 2001. Each director attended 75% or more of the aggregate of (i) meetings of the Board held during the period for which he served as a director and
(ii) meetings of all committees held during the period for which he served on those committees.

     The EXECUTIVE COMMITTEE of the Board has the authority, between meetings of the Board of Directors, to exercise all powers and authority of the Board in the management of the business and affairs of the Company that may be lawfully delegated to it under Delaware law. The Committee is chaired by Peter R. Mathewson and its other members are Peter E. Bennett and Lloyd I. Miller, III. The Executive Committee held one meeting in fiscal 2001.

     The AUDIT COMMITTEE is currently comprised of John J. Henry, as chairman, Peter E. Bennett and Chapin Nolen. The Audit Committee held four meetings in fiscal 2001. See "Report of Audit Committee" for a description of its responsibilities and activities.

     The COMPENSATION COMMITTEE is charged with the responsibility of supervising and administering the Company's compensation policies, management awards, reviewing salaries, approving significant changes in salaried employee benefits, and recommending to the Board such other forms of remuneration as it deems appropriate. The Compensation Committee is currently comprised of Peter E. Bennett, as chairman, and John J. Henry and Marvin M. Giles. The Compensation Committee held one meeting in fiscal 2001.

     The STOCK OPTION COMMITTEE's principal functions are to determine individuals to whom stock options will be granted under the Company's 1994 Stock Incentive Plan, the terms on which such options will be granted, and to administer the 1994 Stock Incentive Plan. The Stock Option Committee is currently comprised of Thomas A. Brand, who is the chairman, Chapin Nolen and Marvin M. Giles, III, who are independent, "nonemployee directors" (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act")). The Stock Option Committee also retains administrative responsibility over the Company's 1992 Stock Option Plan. The Stock Option Committee held one meeting in fiscal 2001.


        REVERSE STOCK SPLIT, CERTIFICATE OF INCORPORATION AMENDMENT

     The Board of Directors is proposing to the Company's stockholders a resolution to approve an amendment to the Company's Restated Certificate of Incorporation for the purpose of effectuating a reverse stock split of the Company's outstanding Common Stock with a ratio of between one new share for each two old shares and one new share for each five old shares (a "Reverse Stock Split"), with the Company's Board of Directors having the authority and discretion to determine if and when to effectuate any Reverse Stock Split and the ratio of any Reverse Stock Split. The authority of the Board of Directors to effectuate a Reverse Stock Split would expire at the time of the 2003 annual meeting of stockholders.

     The Company's Board of Directors believes that it would be advisable to obtain the approval of the stockholders for a Reverse Stock Split in order to attempt to increase the trading price of the Common Stock on The Nasdaq National Market on a per share basis. Over the last several months, the trading price of shares of the Common Stock has, on occasion, declined below $1.00, with a significant percentage of trades beginning in March 2002 below that level. According to the requirements of continued listing on The Nasdaq National Market, the failure to maintain the trading price above $1.00 on a consistent basis may result in delisting of the Common Stock. The Company's Board of Directors believes that such a delisting could harm the Company's stockholders by reducing the marketability and the liquidity of their shares. If a Reverse Stock Split were to be implemented, the number of shares of the Common Stock owned by each stockholder would be reduced in the same proportion as the reduction in the total number of shares outstanding, so that the percentage of the outstanding shares owned by each stockholder would remain unchanged, but the trading price per share would likely increase.

     By obtaining stockholder approval of a Reverse Stock Split at the Annual Meeting, the Company's Board of Directors will be able to determine the most appropriate time, if ever, to effectuate the Reverse Stock Split, by filing an amendment to the Company's Restated Certificate of Incorporation in the form attached as Exhibit A (the "Amendment"). When appropriate, the Company's Board of Directors will determine whether to file the Amendment based on factors such as prevailing market conditions and the trading price of the Common Stock on The Nasdaq National Market. If the Board of Directors determines that a Reverse Stock Split is in the best interest of the Company and its stockholders, it will then cause the Company to take the necessary steps to effect a Reverse Stock Split. The Company's Board of Directors also believes that, because it is not possible to predict market conditions at the time the Reverse Stock Split is to be effectuated, it would be in the best interests of the stockholders if the Board of Directors were to be able to determine, within specified limits approved in advance by the stockholders, the appropriate ratio of the Reverse Stock Split.

     If approved by the stockholders of the Company, a Reverse Stock Split may become effective on any date selected by the Board of Directors on or prior to the Company's next annual meeting of stockholders but in no event later than such time. Moreover, the Board of Directors reserves the right, even after stockholder approval, to entirely forego filing of the Amendment if such action is determined not to be in the best interests of the Company and its stockholders. If a Reverse Stock Split approved by the stockholders is subsequently not implemented by the Board of Directors on or prior to the Company's next annual meeting, the proposal to amend the Company's certificate of incorporation to effect a Reverse Stock Split will be deemed abandoned, without any further effect. In such case, the Board of Directors will again need to seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

     Accordingly, the Board of Directors has proposed that the Company's stockholders approve a Reverse Stock Split with a ratio of between 1-for-2 and 1-for-5; and further, that the Board of Directors be authorized to determine which of the Reverse Stock Splits in the specified range, if any, to implement. In determining which Reverse Stock Split to implement, if any, the Board of Directors will assess a variety of factors, including, but not limited to, analysis of general market conditions. However, primary emphasis will be placed on the trading price of the Common Stock on the days leading up to the date of the Reverse Stock Split.

     A vote in favor of this proposal will be a vote for approval of each of the reverse split ratios in the specified range and for the granting of authority and discretion to the Board of Directors to effectuate one of the Reverse Stock Splits in the range as it deems advisable at the time the Reverse Stock Split is to be effectuated. The proposal gives the Board of Directors the discretion to abandon the Reverse Stock Split if the trading price of shares of the Common Stock are above Nasdaq's minimum trading price requirements on a continuous basis prior to its implementation, or if market or other conditions or circumstances make implementation of the Reverse Stock Split inadvisable as determined by the Board of Directors. The vote required for approval of the Reverse Stock Split proposal is a majority of the outstanding shares of the Common Stock.

REASONS FOR THE REVERSE STOCK SPLIT

     The primary purpose of the Reverse Stock Split is to combine the outstanding shares of the Common Stock into a smaller number of shares so that the shares will trade at a significantly higher price per share than their recent trading prices. Pursuant to Nasdaq listing requirements, the minimum bid price of shares of the Common Stock must be at least $1.00 per share in order to maintain inclusion on The Nasdaq National Market. During the period from October 1, 2001 to February 28, 2002, the Company's stock traded at prices ranging from $0.77 to $1.40, with most trades between $1.00 and $1.20. Since the beginning of March, the stock has regularly traded below the $1.00 threshold. The Company has not received any notification at the present time from The Nasdaq National Market that it is considering delisting, but is aware of a number of other companies that have received such notification under similar circumstances.

     The Company believes that the implementation of a Reverse Stock Split at an appropriate ratio would enable shares of the Common Stock to trade above the $1.00 minimum bid price. The Company believes that continued listing of the Common Stock on The Nasdaq National Market is in the best interests of the Company and its stockholders. Inclusion on the Nasdaq National Market generally increases liquidity. Many investors, particularly institutional investors, have policies preventing the purchase of low-priced or non-exchange listed securities. In addition, access to information regarding listed companies and their securities is more readily available than with respect to non-listed companies. Listing on The Nasdaq National Market may result in lower spreads between the "bid" and "asked" prices quoted by market makers, thus reducing the cost to investors of acquiring shares of Common Stock. Further, a continued Nasdaq National Market listing may enhance the Company's access to capital and increase its flexibility in responding to anticipated capital requirements. If the trading price for the Common Stock should continue to trade routinely below $1.00 per share to the point where the listing of the Common Stock with The Nasdaq National Market is threatened, the Company would like the authority to proceed with a Reverse Stock Split without further authorization of the Company's stockholders. Obtaining stockholder approval of a Reverse Stock Split at this Annual Meeting of Stockholders will enable the Company to avoid the additional time and expense of holding a special meeting of stockholders should the Board of Directors determine that it is in the best interest of the Company's stockholders to implement a Reverse Stock Split prior to the Company's next annual meeting of stockholders.

     For the above reasons, the Company believes that giving the Board of Directors the authority to effectuate a Reverse Stock Split without further authorization of the Company's stockholders is in the best interests of the Company and its stockholders. The Company anticipates that, following the consummation of a Reverse Stock Split, the Common Stock would trade at a price per share that is proportionately higher than current market prices. However, there can be no assurances that the Reverse Stock Split, if implemented, would have the desired effect of proportionately raising the price of the Common Stock.

     If the Reverse Stock Split proposal is approved by the stockholders at the Annual Meeting, the Company expects to implement a Reverse Stock Split only if the Company believes that it is necessary to comply with the continued listing requirements of the Nasdaq National Market or otherwise in the best interests of the Company. Accordingly, notwithstanding approval of the Reverse Stock Split proposal by the stockholders, the Board of Directors may elect to delay or even abandon entirely the Reverse Stock Split.

IMPLEMENTATION AND EFFECTS OF THE REVERSE STOCK SPLIT

     If the stockholders approve the Reverse Stock Split proposal and the Board of Directors determines it is necessary or desirable to effectuate a Reverse Stock Split, the Board of Directors would:

     o Determine the ratio at which a Reverse Stock Split, between 1-for-2 and 1-for-5 would be advisable, based on market and other relevant conditions and circumstances and the trading prices of the Common Stock at that time; and

     o Direct management to file the Amendment with the Delaware Secretary of State. The Amendment would specify that, on its filing, every two to five shares (depending on the ratio of the Reverse Stock Split selected by the Board of Directors) of the Common Stock outstanding would automatically be combined and converted into one share. For example, if the Board of Directors selected a 1-for-2 Reverse Stock Split, the amendment would specify that every two shares of the Common Stock outstanding be combined and converted into a single share.

     We estimate that, following the Reverse Stock Split, the Company would have approximately the same number of stockholders and, except for the effect of cash payments for fractional shares as described below, the completion of the Reverse Stock Split would not affect any stockholder's proportionate equity interest in the Company. By way of example, a stockholder who owns a number of shares that prior to the Reverse Stock Split represented one-half of a percent of the outstanding shares of the Company would continue to own one-half of a percent of its outstanding shares after the Reverse Stock Split.

     The Reverse Stock Split also will not affect the number of shares of Common Stock that the Board of Directors is authorized to issue by the Restated Certificate of Incorporation of the Company, which will remain unchanged at 30,000,000 shares. However, it will have the effect of increasing the number of shares available for future issuance because of the reduction in the number of shares that will be outstanding after giving effect to the Reverse Stock Split.

CASH TO BE PAID FOR FRACTIONAL SHARES

     If any Reverse Stock Split ratio is selected, implementation of a Reverse Stock Split would result in some stockholders owning a fractional share of Common Stock. For example, if a 1-for-3 Reverse Stock Split were to be implemented, the shares owned by a stockholder with 100 shares would be converted into 33.33 shares. To avoid such a result, stockholders that would otherwise be entitled to receive a fractional share of the Common Stock as a consequence of the Reverse Stock Split will, instead, receive from the Company a cash payment in U.S. dollars equal to the value of that fractional share, determined on the basis of the average closing price of the Common Stock on The Nasdaq National Market for the five trading days immediately preceding the effective date of the Reverse Stock Split (as adjusted for that Reverse Stock Split).

     If any stockholder owns, in total, fewer than the number of the Company's shares to be converted into one share as a result of the Reverse Stock Split, that stockholder's shares would be converted into a fractional share of stock and, therefore, that stockholder would receive only cash in place of the fractional share as a result of the implementation of the Reverse Stock Split. For example, if a 1-for-3 Reverse Stock Split is implemented then stockholders with fewer than three shares would receive only cash. See "Exchange of Stock Certificates and Payment for Fractional Shares" below. The interest of such stockholders in the Company would, therefore, be terminated, and such stockholders would have no right to share in the assets or future growth of the Company. Based on the foregoing example, each stockholder that owns three shares or more of the Company Common Stock prior to the Reverse Stock Split would continue to own one or more shares after the Reverse Stock Split and would continue to share in the assets and future growth of the Company as a stockholder, and any stockholder that owns less than three shares would receive only cash in place of the factional share resulting from the Reverse Stock Split. Because the maximum reverse split under this proposal would be a 1-for-5 Reverse Stock Split, a stockholder could assure his or her continued ownership of shares of stock of the Company after the reverse split by purchasing a number of shares sufficient to increase the total number of shares that he or she owns to five or more.

     The Reverse Stock Split will result in some stockholders owning "odd lots" of less than 100 shares of the Common Stock as a result of the Reverse Stock Split. Brokerage commissions and other costs of transactions in odd lot shares may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

EFFECT OF REVERSE SPLIT ON OPTIONS

     The number of shares subject to outstanding options to purchase shares of the Common Stock also would automatically be reduced in the same ratio as the reduction in the outstanding shares. Correspondingly, the per share exercise price of those options will be increased in direct proportion to the Reverse Stock Split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. For example, assume that a 1-for-4 Reverse Stock Split is implemented and that an optionee holds options to purchase 1,600 shares at an exercise price of $1.25 per share. On the effectiveness of the 1-for-4 Reverse Stock Split, the number of shares subject to that option would be reduced to 400 shares and the exercise price would be proportionately increased to $5.00 per share.

EXCHANGE OF STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     The combination of, and reduction in, the number of the Company's outstanding shares as a result of the Reverse Stock Split would occur automatically on the date that the Reverse Stock Split amendment is filed with the Delaware Secretary of State (the "Effective Date"), without any action on the part of the Company's stockholders and without regard to the date that stock certificates representing the shares prior to the Reverse Stock Split are physically surrendered for new stock certificates.

     As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for shares of the Common Stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of the Common Stock such stockholder is entitled to receive as a result of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates representing shares of the Common Stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of the Common Stock that he or she holds as a result of the Reverse Stock Split and any cash payable in lieu of a fractional share. STOCKHOLDERS
SHOULD NOT SEND THEIR STOCK  CERTIFICATES  UNTIL THEY RECEIVE A TRANSMITTAL
FORM.

     After the Effective Date, each certificate representing shares of the Common Stock outstanding prior to the Effective Date (an "Old Certificate") will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of the Common Stock, and the right to receive from the Company the amount of cash for any fractional shares, into which the shares of the Common Stock evidenced by such certificate have been converted by the Reverse Stock Split. However, the holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by the Company after the Effective Date, until the Old Certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the Old Certificates, all such unpaid dividends or distributions will be paid without interest. If the number of shares of the Common Stock to which a holder is entitled as a result of the Reverse Stock Split would otherwise include a fraction, the Company will pay to that stockholder, in lieu of issuing fractional shares of stock, cash in an amount equal to the same fraction multiplied by the average closing price of the Company's shares on The Nasdaq National Market for the five days immediately preceding the Effective Date (as adjusted for the Reverse Stock Split). For example, if the Board of Directors determined to implement a 1-for-3 Reverse Stock Split, the shares of a stockholder that owned 100 shares prior to the Reverse Stock Split would be converted into
33.33 shares as a result of the Reverse Stock Split. If the average of the pre-split closing bid prices of shares of the Common Stock for the five day trading period immediately prior to the Effective Date (as adjusted for the Reverse Stock Split) was $1.00 per share, that stockholder would receive, in exchange for his stock certificates evidencing his 100 shares, a stock certificate for 33 whole shares and a check in the amount of $1.00 for his ..33 fractional share. The Company does not anticipate that the aggregate payment in respect of fractional shares will represent a significant amount.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion describes certain federal income tax considerations relating to the Reverse Stock Split. This discussion is based upon the Internal Revenue Code of 1986, as amended, final, temporary and proposed regulations promulgated thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date of this Proxy Statement. Any of these authorities could be repealed, overruled, or modified at any time and could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. All stockholders should consult with their own tax advisors.

     This discussion does not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

     Tax Consequences to the Company. The Company should not recognize any gain or loss as a result of the Reverse Stock Split.

     Tax Consequence to Stockholders Generally. A stockholder who receives only the Common Stock should not recognize any gain or loss as a result of the Reverse Stock Split. A stockholder who receives cash in lieu of a fractional share of the Common Stock that otherwise would be held as a capital asset generally should recognize capital gain or loss on an amount equal to the difference between the cash received and the stockholder's basis in such fractional share of the Common Stock. For this purpose, a stockholder's basis in such fractional share of the Common Stock will be determined as if the stockholder actually received such fractional share.

     Except as provided above with respect to fractional shares, the aggregate tax basis of the shares of the Common Stock held by a stockholder following the Reverse Stock Split will equal the stockholder's aggregate tax basis in the shares of the Common Stock held by the stockholder immediately prior to the Reverse Stock Split and generally will be allocated among the shares of the Common Stock held following the Reverse Stock Split on a pro rata basis. Stockholders who have used the specific identification method to identify their basis in shares of the Common Stock combined in the Reverse Stock Split should consult their own tax advisors to determine their basis in the post-Reverse Stock Split shares that they will receive in exchange therefor.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock is required to approve the Reverse Stock Split proposal.

     THE BOARD OF DIRECTORS HAS DETERMINED THAT THE REVERSE STOCK SPLIT PROPOSAL IS ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL AND THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.


          RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board has selected the accounting firm of Deloitte & Touche LLP to audit the Company's financial statements for, and otherwise act as the Company's independent accountants with respect to, the fiscal year ending December 31, 2002. Deloitte & Touche LLP has acted as independent accountants for the Company since the fiscal year ended December 31, 1991. In accordance with the Board's resolution, its selection of Deloitte & Touche LLP as the Company's independent accountants for the current fiscal year is being presented to stockholders for ratification at the Annual Meeting. The Company knows of no direct or material indirect financial interest of Deloitte & Touche LLP in the Company or any connection of that firm with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee.

     Members of Deloitte & Touche LLP will be present at the Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY.


                        INDEPENDENT ACCOUNTANT FEES

AUDIT FEES

     Aggregate fees billed to the Company for the fiscal year ended December 31, 2001, by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), which includes Deloitte Consulting:

         Audit Fees (a)                                   $108,150

         Financial Information Systems Design                  $ 0
         and Implementation Fees (b)

         Audit Related Fees (c)                            $33,278

         Other Non-Audit Related Fees (d)                  $68,277
                                                          --------

         All Other Fees                                   $101,555
                                                          ========


          (a) Audit fees include audit of consolidated financial statements, quarterly reviews, review of annual report on Form 10-K, attendance at audit committee and stockholder meetings and review of proxy statement for annual meeting.

          (b) Deloitte & Touche, including Deloitte Consulting, did not bill any fees for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X. Deloitte & Touche has recently announced its intent to separate Deloitte Consulting from the firm.

          (c) Includes fees for audit of employee benefit plan - $[10,900]; audit of foreign statutory report - $[22,378]; accounting consultations on SFAS No. 121 impairment analysis
               $[        ].

          (d) Includes fees for tax services - $68,277 (i.e., tax planning and consultations, tax return preparation, etc.)

     The Audit Committee has concluded that Deloitte & Touche LLP did not provide any services that adversely impacted its independence.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of March 28, 2002 by (a) each person or entity who, insofar as the Company has been able to ascertain, beneficially owned more than 5% of the Company's Common Stock as of such date, (b) each of the directors of the Company (all nominees for election as a director are current members of the Board), (c) the Company's Chief Executive Officer and the two other most highly compensated executive officers of the Company for the fiscal year ended December 31, 2001 (the "Named Executive Officers") and (d) all current directors and executive officers of the Company as a group (9 persons). Except as otherwise indicated, the business address for each person is c/o Aldila, Inc., 12140 Community Road, Poway, California 92064.

                                                 Common Stock
                                                 Beneficially       Percent of
         Name                                      Owned(1)          Shares(1)
--------------------------------------------     ------------       ----------
J. Carlo Cannell D/B/A Cannell Capital
Management(2)..................................    1,520,050            10.2%
Dimensional Fund Advisors Inc.(3)..............      864,200             5.8%
Acquisitor PLC (4).............................      802,400             5.4%
PNC Bank, National Association(5)..............    1,390,188             9.4%
Peter E. Bennett(6)............................       96,313               *
Thomas A. Brand(7).............................       41,313               *
Robert J. Cierzan(8)...........................      337,474             2.2%
Marvin M. Giles,III(9).........................       81,313               *
John J. Henry(10)..............................       84,513               *
Peter R. Mathewson(11).........................      430,031             2.8%
Lloyd I. Miller, III(12).......................    2,681,957            18.1%
Chapin Nolen(13)...............................      116,313               *
Michael J. Rossi(14)...........................      115,198               *

All directors and executive officers
  as a group (9 persons)(15)...................    3,984,425            25.1%

-----------------

* The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days following March 28, 2002. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days following March 28, 2002 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Based on a joint filing of a Schedule 13G, dated January 10, 2000, as amended by Amendment No. 1, dated September 27, 2001, and as further amended by Amendment No. 2, dated February 14, 2002 (the "Cannell 13G"), Cannell Capital, LLC ("Cannell"), which is an investment advisor and J. Carlo Cannell ("Managing Member") each have shared dispositive and shared voting power with respect to 1,520,050 shares of Common Stock of the Company. Based on the Cannell 13G, Cannell's beneficial ownership of the Common Stock of the Company is direct as a result of its discretionary authority to buy, sell, and vote shares of such Common Stock for its investment advisory clients. Managing Member's beneficial ownership of the Common Stock of the Company is indirect as a result of Managing Member's ownership and management of Cannell. The address of Cannell's and Managing Member's principal office is 150 California Street, Fifth Floor, San Francisco, California 94111.

(3) Based on a Schedule 13G, dated February 2, 2001, as amended by Amendment No. 1, dated January 30, 2002 (the "Dimensional 13G"), Dimensional Fund Advisors Inc. ("Dimensional"), which is an investment advisor, has sole voting and dispositive power over 864,200 shares of Common Stock of the Company. Based on the Dimensional 13G, all shares of Common Stock of the Company are owned by advisory clients of Dimensional, no one of which to the knowledge of Dimensional owns more than 5% of such shares. Dimensional disclaims beneficial ownership of all such shares. Dimensional's principal office is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(4) Based on a Schedule 13D, dated July 27, 2001, by Acquisitor PLC ("Acquisitor"), a company incorporated in Wales and England, Acquisitor has sole voting and dispositive power over 802,400 shares of Common Stock of the Company. Acquisitor's principal office is located at 190 The Strand, London, England WC2R 1JN.

(5) Based on a Schedule 13G, dated February 12, 2001, as amended by Amendment No. 1, dated February 12, 2002 (the "PNC 13G"), The PNC Financial Services Group, Inc. ("PNC Group"), PNC Bancorp, Inc. ("PNC Bancorp") and PNC Bank, National Association ("PNC BNA"), PNC Group, PNC Bancorp and PNC BNA have shared voting power over all 1,390,188 shares beneficially owned by them. Based on the PNC 13G, the shares are held in Trust Accounts created by an Amended and Restated Trust Agreement, dated September 20, 1983, in which Lloyd
       I. Miller, Jr. was Grantor and for which PNC BNA serves as Trustee. Lloyd I. Miller, III has dispositive power with respect to these shares of Common Stock held in the Trust Accounts pursuant to an Investment Advisory Agreement dated as of April 1, 1997 with PNC BNA, as Trustee and both parties have shared voting authority. PNC Group's and PNC BNA's principal office is located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222 and PNC Bancorp's principal office is located at 222 Delaware Avenue, Wilmington, Delaware 19899.

(6) Includes options to acquire 66,313 shares of Common Stock that will have vested within 60 days following March 28, 2002. Mr. Bennett also has options to purchase 20,001 shares of Common Stock that will not have vested within 60 days following March 28, 2002.

(7) Includes options to acquire 36,313 shares of Common Stock that will have vested within 60 days following March 28, 2002. Mr. Brand also had options to purchase 20,001 shares of Common Stock that will have not vested within 60 days following March 28, 2002.

(8) Includes options to acquire 268,000 shares of Common Stock that will have vested within 60 days following March 28, 2002. Mr. Cierzan also has options to purchase 45,000 shares of Common Stock that will not have vested within 60 days following March 28, 2002. All of the currently owned shares are owned by Robert J. Cierzan and Lynn M. Cierzan, JTWROS.

(9) Includes options to acquire 76,313 shares of Common Stock that will have vested within 60 days following March 28, 2002. Mr. Giles also has options to purchase 20,001 shares of Common Stock that will not have vested within 60 days following March 28, 2002.

(10) Includes options to acquire 66,313 shares of Common Stock that will have vested within 60 days following March 28, 2002. Mr. Henry also has options to purchase 20,001 shares of Common Stock that will not have vested within 60 days following March 28, 2002.

(11) Includes options to acquire 367,499 shares of Common Stock that will have vested within 60 days following March 28, 2002. Mr. Mathewson also has options to purchase 87,501 shares of Common Stock that will not have vested within 60 days following March 28, 2002.

(12) Mr. Miller has beneficial ownership of 2,681,957 shares of Common Stock of the Company, of which he has sole voting and dispositive power over 1,265,969 shares and of which he has shared voting and dispositive power over 1,415,988 shares which number is inclusive of the shares shown in footnote number 5 above as beneficially owned by PNC Group, PNC Bancorp and BNC BNA. Mr. Miller also has options to purchase 26,314 shares of Common Stock that will not have vested within 60 days following March 28, 2002.

(13) Includes options to acquire 66,313 shares of Common Stock that will have vested within 60 days following March 28, 2002. Mr. Nolen also has options to purchase 20,001 shares of Common Stock that will not have vested within 60 days following March 28, 2002. All of the currently owned shares are owned directly by the Nolen Millennium LLC, a Delaware limited liability company ("Nolen LLC"), of which Mr. Nolen has a 15.8% membership interest and shares the remaining membership interests with his two adult daughters. As a result of his position as sole manager of Nolen LLC, Mr. Nolen may be deemed to beneficially own the shares of Common Stock held by Nolen LLC.

(14) Includes options to acquire 114,998 shares of Common Stock that will have vested within 60 days following March 28, 2002. Mr. Rossi also has options to purchase 37,502 shares of Common Stock that will not have vested within 60 days following March 28, 2002.

(15) Includes beneficial ownership of shares of Common Stock subject to options exercisable within 60 days following March 28, 2002 and includes the shares held by Nolen LLC.

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Based on a review of such forms and written representations of reporting persons, the Company believes that during the fiscal year ended December 31, 2001, its officers and directors and holders of more than 10% of the Company's Common Stock complied with all applicable Section 16(a) filing requirements.

                     EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information regarding each of the current executive officers of the Company. Information about Mr. Mathewson is presented in "ELECTION OF DIRECTORS -- Nominees for Election by Holders of Common Stock." Officers are appointed by and serve at the discretion of the Board. Except as otherwise indicated, the positions listed are with Aldila, Inc.

Name                            Age       Position
----                            ---       --------

Peter R. Mathewson               51       Chairman of the Board of Directors,
                                          Chief Executive Officer,
                                          President and Director; President
                                          and Chief Operating Officer of
                                          Aldila Golf Corp.

Robert J. Cierzan               55        Vice President, Finance, Secretary
                                          and Treasurer

Michael J. Rossi                48        Vice President, Sales and Marketing
                                          of Aldila Golf Corp.

     The principal occupations and positions for the past five years, and in certain cases prior years, of the executive officers of the Company who are not also nominees for election as a director, are as follows.

     Robert J. Cierzan has been Secretary and Treasurer of Aldila (or its predecessors) since January 1991 and Vice President, Finance since March 1989. From September 1988 to February 1989, Mr. Cierzan held the position of Executive Vice President-Finance at Illinois Coil Spring Company, a diversified manufacturer of springs, automotive push-pull controls and rubber products.

     Michael J. Rossi has been the Vice President, Sales and Marketing of Aldila Golf Corp. since March 24, 1997 when he joined the Company. Prior to that, from August 1994 to March 1997, Mr. Rossi was the Vice President and General Manager of Fujikura Composite America which manufactures graphite golf shafts and is a wholly owned subsidiary of Fujikura Rubber Limited, a Japanese publicly held company. From November 1989 to August 1994, he was Vice President, Sales and Marketing for True Temper Sports, a division of the Black & Decker Corporation which manufactures steel golf shafts.


                          EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation (cash and non-cash, plan and non-plan) paid to each of the Named Executive Officers for services rendered in all capacities to the Company during the three fiscal years ended December 31, 2001, 2000 and 1999.

                        SUMMARY COMPENSATION TABLE

                                                                                                         Long Term
                                                                  Annual Compensation                   Compensation
                                                   ------------------------------------------------   --------------
                                                                                                         Securities
                                                                                      Other Annual       Underlying
Name and Principal Position         Fiscal Year     Base Salary          Bonus         Compensation        Options
--------------------------------  ---------------  --------------  --------------  -------------------  ------------

 Peter R. Mathewson                    2001           $250,000            --                 --            75,000
    Chairman of the Board and          2000            249,000        $247,000               --            25,000
    Chief Executive Officer;           1999            210,000            --                 --            87,500
    President and
    Chief Operating Officer,
    Aldila Golf Corp.

 Robert J. Cierzan                     2001           $183,000            --                 --            30,000
    Vice President, Finance;           2000            175,000        $174,000               --            15,000
    Secretary and Treasurer            1999            168,000            --                 --            60,000

 Michael J. Rossi                      2001           $172,000            --                 --            25,000
    Vice President - Sales and         2000            163,400        $162,000               --            12,500
    Marketing, Aldila Golf Corp.       1999            157,500            --                 --            50,000

     Stock Option Grants. The following table sets forth information concerning the grant of stock options during the fiscal year ended December
31, 2001 to each of the Named Executive Officers.


                               OPTION GRANTS
                 IN THE FISCAL YEAR ENDED DECEMBER 31, 2001



                             Individual Grants
             -----------------------------------------------------
                                         Percent of
                                            Total                                                Potential Realizable
                                           Options                                                 Value at Assumed
                                          Granted to                                               Annual Rates of
                                          Employees       Exercise or                                 Stock Price
                           Options        in Fiscal       Base Price       Expiration              Appreciation for
Name                      Granted(1)     Year 2001(2)     (per share)        Date(3)             Option Term - 10 yr.
------------------------  -------------  --------------  --------------  ----------------  ----------------------------------
                                                                                                  5%(4)         10%(4)
                                                                                           ---------------  -----------------

Peter R. Mathewson          75,000          12.7%             $1.54        05/21/11            $72,637        $184,077

Robert J. Cierzan           30,000           5.1%              1.54        05/21/11             29,055          73,631

Michael J. Rossi            25,000           4.2%              1.54        05/21/11             24,212          61,359


--------------------

(1)  These  options  were  granted  pursuant  to the  Company's  1994 Stock
     Incentive  Plan,  as amended and restated  (the "1994 Stock  Incentive
     Plan").   One-third  of  the  total  number  of  options  granted  are exercisable  on the first  anniversary  of the  option  grant date and thereafter,  an  additional  one-third  of the total number of options granted are exercisable on each of the second and third  anniversaries of the option grant.

(2) In fiscal 2001, the Company granted a total of 592,500 options to its employees under the Company's 1994 Stock Incentive Plan. This number was used in calculating the percentages above.

(3) The options granted under the Company's 1994 Stock Incentive Plan generally expire on the earliest of (a) the tenth anniversary of the date of grant, (b) if the Optionee's employment is terminated as a result of death, disability, retirement or within two years after a change in control, one year following termination of employment, (c) if the Optionee's employment is terminated for any other reason, 30 days following termination of employment or (d) the exercise in full of the option.

(4) The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with rules and regulations adopted by the SEC and do not represent the Company's estimate of stock price appreciation.

     Aggregated Option Exercises. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the fiscal year ended December 31, 2001 by each of the Named Executive Officers and the fiscal year-end value of unexercised options. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options.



                         AGGREGATE OPTION EXERCISES
              IN THE FISCAL YEAR ENDED DECEMBER 31, 2001 AND
                       FISCAL YEAR-END OPTION VALUES

                                                                                            Value of Unexercised
                                                      Number of Securities Underlying          "In-the-Money"
                                                          Unexercised Options at              Options at Fiscal
                              Shares                         Fiscal Year-End                      Year-End(1)
                            Acquired on     Value     -------------------------------   ---------------------------------
       Name                  Exercise      Realized   Exercisable       Unexercisable     Exercisable      Unexercisable
-------------------------  -------------  ----------  -------------   ----------------- ---------------   ---------------

Peter R. Mathewson             --            --         334,166            120,834             --               --

Robert J. Cierzan              --            --         253,000             60,000             --               --

Michael J. Rossi               --            --         102,501             49,999             --               --

-------------------

(1) Options are "in-the-money" at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. None of the Named Executive Officer's options were "in-the-money" at December 31, 2001.

                           DIRECTOR COMPENSATION

     Directors, other than management directors (Peter R. Mathewson), currently receive for their service as directors $2,000 per quarter, $1,000 per Board meeting attended and $500 per committee meeting attended. Each director, including each management director and other directors not receiving directors' fees, is reimbursed for his or her out-of-pocket expenses arising from attendance at meetings of the Board or committees thereof.

     Pursuant to the Company's 1994 Stock Incentive Plan, on September 4, 2001, Lloyd I. Miller, III, a nonemployee director, received an initial stock option grant of 26,314 shares. In May, 2001, each of the non-employee directors who had more than one year of service (Peter E. Bennett, Thomas
A. Brand, Marvin M. Giles, III, John J. Henry and Chapin Nolen) received an annual stock option grant of 10,000 shares. Under the 1994 Stock Incentive Plan, each non-employee director with more than one year of service (currently, Messrs. Bennett, Brand, Giles, Henry and Nolen) will receive additional options to acquire 10,000 shares annually on the last trading day in the month of May.

             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                    AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company entered into a Severance Protection Agreement (the "Severance Agreement") in March 1999, with each of the Named Executive Officers. All capitalized terms in the description below have the same meaning as in the Severance Agreement. Pursuant to the Severance Agreement, in the case of termination of employment as a result of death, by the Company for Cause or Disability, or by the Executive other than for Good Reason, the Executive is entitled to his Accrued Compensation. In the case of termination for any other reason, the Executive is entitled to the following: (i) Accrued Compensation and a Pro Rata Bonus for the year of termination (typically computed based on the average bonus paid for the prior two years), (ii) a lump sum payment equal to twice the sum of the Executive's then annual base salary and his average bonus for the prior two years, (iii) continued provision of insurance (including life, disability and medical) for two years, "grossed up" to cover any excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, and (iv) a lump sum equal to two years' automobile allowance (or the length of the automobile lease, if longer, in the case of automobiles leased by the Company for the Executive's use). These payments are in lieu of any other severance benefit to which the Executive would otherwise have been entitled. Upon a Change-in-Control, regardless of whether the Executive's employment has terminated, the Company is required to contribute to a grantor trust an amount sufficient to fund the payments under clauses (i), (ii), and (iv) above.

     Change-in-Control means (1) an acquisition of 40% of the Company's Common Stock, (2) a change in two-thirds of the composition of the Board of Directors of the Company without the approval of the existing members of the Board, (3) the completion of a merger where the existing stockholders and Board of Directors do not retain control of the surviving company, or
(4) the liquidation or sale of substantially all the assets of the Company.

     Except as provided above and except for the provisions of the 1994 Stock Incentive Plan and related agreements thereto, there are no compensatory plans or arrangements with respect to any of the above executive officers (including each of the Named Executive Officers) which are triggered by, or result from, the resignation, retirement or any other termination of such executive officer's employment, a change-in-control of the Company or a change in such executive officer's responsibilities following a change-in-control.


           REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES
                         ON EXECUTIVE COMPENSATION

     Introduction. The Compensation Committee of the Board of Directors in 2001 was comprised of Peter E. Bennett, Marvin M. Giles, III and John J. Henry. The Company's employee stock option plans, including its 1994 Stock Incentive Plan, are administered by the Stock Option Committee, which was comprised in 2001 of Marvin M. Giles, III, Thomas A. Brand and Chapin Nolen.

     Compensation Objectives and Policies. The principle objectives of the Company's executive compensation committee are to: (i) support the achievement of desired Company performance, (ii) align the executive officers' interests with the success of the Company and with the interests of the Company's stockholders and (iii) provide compensation that will attract and retain superior talent and reward performance. These objectives are principally achieved through compensation in the form of annual base salaries, bonuses and equity investment opportunities. In line with these objectives, the Company's executive compensation system consists generally of base salary, bonuses based on corporate performance under the Company's Executive Bonus Plan (the "Bonus Plan"), and the grant of stock options under the 1994 Stock Incentive Plan.

     Executive officers generally receive salary increases at the time of their respective employment anniversaries as approved by the Compensation Committee, taking into consideration the recommendations of the Company's Chairman and Chief Executive Officer. In 2001, due to the overall financial performance of the Company, executive officer salaries were increased by 5%. In deciding to provide salary increases at this level to the executive officers, the Compensation Committee took into account the overall performance of the Company in recent years in the face of increasing market pressures, including declining unit prices that have been negatively impacting the Company's gross margins and an overall drop in sales of golf equipment by many of the Company's customers. The Compensation Committee also considered efforts taken by management to improve performance and control costs in light of these market factors.

     Principally as a result of the market conditions in 2001, the Company did not perform at a level that warranted any bonuses under the Company's Bonus Plan as described below.

     Bonus awards to be granted under the Bonus Plan were predicated on the actual financial performance of the Company at the end of the Company's fiscal year as compared to the target financial performance objectives established by the Compensation Committee in late 2000 based on the Company's 2001 operating plan. The bonuses to be awarded were dependent upon the Company achieving a specified dollar amount of pretax profits and increased to the extent pretax profits exceeded that minimum level and achieved various higher levels. The bonus for each participant was set at a percentage of the participant's base salary, with the percentage depending on what level of pretax profits the Company achieved. In establishing the targets and proposed bonuses, the Committee determined that it was important that the bonus payment structure be designed to reward executive officers for high levels of performance by the Company, weighted so that superior performance (viewed against the performance then expected in accordance with management's internal projections for 2001 performance as approved by the Board of Directors) would result in substantially higher bonuses than would result from merely acceptable performance. While a substantial portion of the bonus was subject solely to the Company attaining its quantitative objectives, a portion of the total bonus award was also subject to a discretionary modifier determined by the Chairman and Chief Executive Officer allowing him to reduce the bonus if the executive's individual performance so warranted. As indicated above, the Company's pre-tax profits did not meet the minimum thresholds in the Bonus Plan, and no bonuses were paid under the Bonus Plan for 2001. The Company will continue to make the Bonus Plan available to its executive officers for 2002.

     The Compensation Committee believes that overall 2001 executive compensation levels adequately reflected (i) each executive's business results and performance in his area of responsibility, (ii) each executive's contribution to the overall management team and (iii) each executive's then expected future contributions to the Company.

     The Board of Directors believes that executive officers who are in a position to make a substantial contribution to the long-term success of the Company and to build stockholder value should have a significant stake in the Company's on-going success. To this end, the Company's compensation objectives have been designed to be achieved through significant stock ownership in the Company by executive officers in addition to base salary and bonus payments.

     The purpose of the 1994 Stock Incentive Plan is to provide an additional incentive to employees to work to maximize stockholder value and to facilitate broadening and increasing stock ownership by executives and other key employees. In 2001, options to purchase an aggregate of 592,500 shares were granted to employees of the Company as a group, with 130,000 of those being granted to the Named Executive Officers. The Stock Option Committee believes that these stock option grants were appropriate in light of the policy of the Board of Directors that significant equity ownership by executive officers is an important contributor to aligning the interests of executive officers with those of the stockholders of the Company, and the number of options awarded to individual officers were set based on the Stock Option Committee's perception, in part in light of recommendations by the Company's Chairman and Chief Executive Officer, as to each officer's ability to affect the Company's overall future performance. The Named Executive Officers collectively hold options to acquire 920,500 shares.

     The Stock Option Committee believes that these newly granted options, together with the shares and options previously made available to executive officers, have provided significant incentives for executives to increase the value of the Company for the benefit of all stockholders and have offered executives significant opportunities to profit personally from their efforts to increase that value.

     Many of the options currently outstanding, particularly those issued more than a few years ago, have exercise prices substantially in excess of recent trading prices for the Company's common stock. As a result, the purpose of having issued these options has been frustrated and their value to the Company is quite limited. In recognition of this fact, upon the recommendation of the Stock Option Committee, the Board of Directors has authorized an exchange offer to be made to current employees, including the Named Executive Officers (but not the non-management directors), under which employees could elect to have their higher priced options-those unlikely to be "in-the-money" for the foreseeable future-cancelled and replaced at least six months and a day later with a substantially smaller number of options at the then current market price. The other outstanding options, including those held by non-management directors and those that, while not currently "in-the-money," are closer to being "in-the-money," will be unaffected by this exchange offer. The Stock Option Committee has been assigned responsibility for finalizing the terms of this exchange offer, which is expected to commence later in the spring of 2002. The Company will file a Schedule TO with the SEC, which will provide specific information concerning the proposed option exchange program. The Stock Option Committee believes that the exchange offer will increase the value of the option program to the Company and its stockholders, while decreasing the total number of outstanding options significantly.

     The Compensation Committee and the Stock Option Committee have considered the impact of Section 162(m) of the Internal Revenue Code on their executive compensation decisions. Section 162(m) generally disallows a federal income tax deduction to any publicly-held corporation for compensation paid to the chief executive officer and the four other most highly compensated executive officers to the extent that such compensation in a taxable year exceeds $1 million. Section 162(m), however, does not disallow a deduction for qualified "performance-based compensation" the material terms of which are disclosed to and approved by stockholders. The Company's Bonus Plan does not qualify as performance-based compensation for the purposes of Section 162(m), although the 1994 Stock Incentive Plan so qualifies. During 2001, the Compensation Committee believed it unlikely that any executive officer of the Company would receive in excess of $1 million in compensation, other than performance-based compensation, and the Compensation Committee believes it is unlikely that any executive officer will receive in excess of that amount in 2002. As a result, the Compensation Committee has not taken any steps to qualify the bonus plan as performance-based compensation, although it anticipates that the Company would do so before any executive receives salary, bonus and other non-performance based compensation in excess of $1 million.

     Compensation of Chief Executive Officer. Peter R. Mathewson's compensation during 2001 as Chairman of the Board and Chief Executive Officer was reviewed in connection with the Compensation Committee's overall review of executive officer compensation. The Compensation
Committee proposed in the fall of 2001 to increase his base salary reflecting the overall performance of the Company during his tenure as Chief Executive Officer and his performance specifically. As described above, Mr. Mathewson also did not receive any bonus under the Bonus Plan. In May 2001, as part of the general grant referred to above, the Stock Option Committee awarded Mr. Mathewson options to acquire 75,000 shares of the Company's Common Stock. The Stock Option Committee believed that this number of options was appropriate in light of the importance of Mr. Mathewson's position to the Company and his level of stock ownership. The Compensation Committee also continues to believe that Mr. Mathewson's participation in the Bonus Plan in conjunction with his stock ownership and employee stock options have provided substantial incentives for him to create stockholder value.

     The Compensation and Stock Option Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act and shall not otherwise be deemed filed under such Acts.

                         REPORT OF AUDIT COMMITTEE

     The Audit Committee currently consists of John J. Henry (chairman), Peter E. Bennett, and Chapin Nolen, all of whom are independent directors meeting the requirements of the NASDAQ rules. It held four meetings during fiscal 2001. The Audit Committee operates under a written charter adopted by the Board of Directors on May 10, 2000. A copy of the charter was included as an exhibit to the Company's proxy statement for its 2001 Annual Meeting, which is available as provided under "Available Information" below.

     Under its charter, the Audit Committee's principal responsibilities are to (a) monitor the integrity of the Company's financial reporting process and systems of internal controls, (b) monitor the independence and performance of Company's independent accountants, currently Deloitte & Touche LLP, and (c) provide an avenue of communication among the independent accountants, Company management and the Board of Directors. The Company's management remains directly responsible for the Company's internal controls and the financial reporting process, and the Company's independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and to issue a report on the Company's financial statements, as well as to review the Company's quarterly financial statements. The Audit Committee has the principal responsibility to monitor and oversee these processes, although the Board of Directors retains ultimate responsibility for the performance of the Company's independent accountants and management.

     The Audit Committee is charged with meeting at least four times each year, at a minimum including a meeting following preparation of quarterly and annual financial statements to review these financial statements with management and the independent accountants. Company management has represented to the Audit Committee that the Company's financial statements for the fiscal year 2001 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed these financial statements with management and the Company's independent accountants. The Audit Committee also discussed with the Company's independent accountants matters required to be discussed by the Statement on Auditing Standards No. 61 (communications with audit committees).

     The Company's independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (independence discussions with audit committees), and the Audit Committee discussed with the independent accountants the accounting firm's independence. The Audit Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants' independence.

     The Audit Committee is also responsible for recommending the independent accountants to be retained by the Company for each fiscal year and has recommended that Deloitte & Touche LLP be nominated again for approval by the stockholders for fiscal 2002.

     Based upon the Audit Committees' discussion with management and the Company's independent accountants and the Audit Committees' review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission.

     This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

              PERFORMANCE GRAPH FOR ALDILA, INC. COMMON STOCK

     The performance graph for the Company's Common Stock compares the cumulative total return (assuming reinvestment of dividends) on the Company's Common Stock with (i) the Center for Research in Security Prices ("CRSP") Index for NASDAQ Stock Market (U.S. Companies) (the "Market Index") and (ii) the CRSP Index for NASDAQ Stocks (SIC 3940 - 3949) -- Dolls, Toys, Games and Sporting and Athletic Goods (the "Peer Index"), assuming an investment of $100 on December 31, 1996 in each of the Common Stock, the stock comprising the Market Index and the stock comprising the Peer Index.

                             [CHART OMITTED]


                                     INDEXED/CUMULATIVE RETURN
                         ----------------------------------------------------
                            12/31     12/31       12/31      12/31     12/31
 COMPANY/INDEX               1997      1998        1999       2000      2001
 -------------               ----      ----        ----       ----      ----
 Aldila                      90.3      51.6        28.4       27.1      21.7
 Market Index               122.5     172.7       320.8      193.0     153.1
 Peer Index                  90.7      40.4        32.7       43.0      79.7

NOTES:

A. The index levels are derived from compounded daily returns that include all dividends.

B. The index levels for the Company, the Market Index and the Peer Index were each set to 100 at December 31, 1996.


                               ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended December 31, 2001 (the "2001 Annual Report") is included with the mailing of this Proxy Statement. The 2001 Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Deloitte & Touche LLP, independent accountants.

                             PROXY SOLICITATION

     The cost of soliciting proxies will be paid by the Company. Mellon Investor Services, 400 South Hope Street, 4th Floor, Los Angeles, California 90071, has been retained to solicit proxies by mail, telephone or personal solicitation for a fee of $5,000 plus expenses. The Company has also arranged for reimbursement, at the rate suggested by the New York Stock Exchange, of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specially compensated for such services.


                         PROPOSALS OF STOCKHOLDERS

     If a stockholder desires to have a proposal included in the proxy materials for the 2003 Annual Meeting of Stockholders, such proposal shall conform to the applicable proxy rules of the SEC concerning the submission and content of proposals and must be received by December 3, 2002 at the executive offices of the Company, 12140 Community Road, Poway, California 92064, Attention: Secretary. The Company's receipt of notice of a stockholder's intent to submit a proposal outside of Rule 14a-8 at the 2003 Annual Meeting of Stockholders after February 16, 2003 will be considered untimely under Rule 14a-4(c)(1).


                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices located at 233 Broadway, New York, New York 10279 and 175 W. Jackson Blvd., Suite 900, Chicago, Illinois 60604. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N. W., Washington, D.C. 20549, at prescribed rates or, at no charge, may be obtained at the SEC's web site: http://www.sec.gov. In addition, such material may also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1500.


                               OTHER MATTERS

     The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                         BY ORDER OF THE BOARD OF DIRECTORS





                                         /s/ Robert J. Cierzan
                                         ------------------------------
                                             Robert J. Cierzan
                                             Secretary




[April 3, 2002]

                                 EXHIBIT A

                          CERTIFICATE OF AMENDMENT
                                  TO THE
                   RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                               ALDILA, INC.

     Aldila, Inc., a corporation organized and existing under and by virtue
of  the   General   Corporation   Law  of  the  State  of   Delaware   (the
"Corporation"), does hereby certify that:

          (1) The name of the Corporation is Aldila, Inc. The date of the filing of its original Certificate of Incorporation (the "Original Certificate") with the Secretary of State of the State of Delaware was December 6, 1991, under the name Aldila Holdings Corp.. The Original Certificate was amended on December 11, 1991 and January 8, 1992, and Restated Certificates of Incorporation became effective on April 23, 1993 and June 15, 1993.

          (2) Pursuant to Section 242(b) of the Delaware General Corporation Law the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon has approved, the amendments to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

          (3) Article FOURTH of the Restated Certificate of Incorporation of the Corporation is amended to insert the following paragraph as the second paragraph of Article FOURTH:

               "Effective immediately upon the filing of this Certificate of Amendment with the Delaware Secretary of State, every [ ] outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated and each fractional share resulting from such aggregation shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share of Common Stock to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value as determined by the Board of Directors of such fractional share as of the effective date of the foregoing split."

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Restated Certificate of Incorporation on this [ ] day of [ ], 200[].

                                         ALDILA, INC.


                                         By:
                                            ---------------------------------
                                             Peter R. Mathewson
                                             Chairman, Chief Executive
                                             Officer and President


Attest:


By:
   -----------------------------
   Robert J. Cierzan
   Secretary

                                ALDILA, INC.

     The undersigned stockholder of ALDILA, INC. hereby appoints PETER R. MATHEWSON and ROBERT J. CIERZAN, or either of them, Proxies of the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Aldila, Inc., to be held at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California 92128 on Wednesday, May 15, 2002 at 9:00 a.m. (Pacific time), and at any adjournments or postponements thereof, and to vote all shares of stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions below and on the reverse hereof, and, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

     THIS PROXY WILL BE VOTED ON THE REVERSE HEREOF, AND WILL BE VOTED IN FAVOR OF PROPOSALS 1, 2, 3 AND 4 IF NO INSTRUCTIONS ARE INDICATED.


IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE



-----------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE:  PLEASE MARK COMMENT/ADDRESS CHANGE BOX ON
REVERSE SIDE




                (Continued and to be marked, signed and dated on reverse side)








                            FOLD AND DETACH HERE


 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. YOUR BOARD

        OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.             |X| Please mark
                                                                                    your votes as
                                                                                    indicated in
                                                                                    this example


                                                                                                        FOR   AGAINST    ABSTAIN

1.  ELECTION OF DIRECTORS.    FOR all nominees    WITHHOLD           2.  Approval of Reverse Stock        -       -          -
                              listed (except as   AUTHORITY to           Split and Certificate of        |_|     |_|        |_|
                              marked to the       vote for all           Incorporation Amendment.
                                 contrary)        nominees listed
                                     -                 -
                                    |_|               |_|            3.  Ratification of the              -       -          -
                                                                         appointment of Deloitte &       |_|     |_|        |_|
                                                                         Touche LLP  as the
                                                                         independent accountants
                                                                         of the Company.


                                                                     4.  In their discretion, the         -       -          -
                                                                         Proxies are authorized to vote  |_|     |_|        |_|
                                                                         upon such other business as
                                                                         may properly come before the
                                                                         meeting or any adjournment
                                                                         thereof.

  Nominees:   01 Peter E. Bennett, 02 Thomas A. Brand, 03 Marvin M. Giles, III,
  04 John J. Henry, 05 Peter R. Mathewson, 06 Lloyd I. Miller, III, and 07 Chapin Nolen

  (INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)


                                                                                                                             _
                                                                                        I PLAN TO ATTEND THE MEETING        |_|

                                                                                        COMMENTS/ADDRESS CHANGE
                                                                                        Please mark this box if you have     -
                                                                                        written comments or an address      |_|
                                                                                        change on the reverse side.



                                         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held May 15, 2002 and the Proxy Statement furnished herewith.



           Signature(s)                                              Date                       2002
                       ---------------------------------------------     ---------------------,
           Please sign as name appears hereon, date and return the proxy card promptly using the enclosed envelope.  When signing as attorney, executor, administrator, trustee or guardian, give full title as such.  If more than one name appears hereon, all parties should sign.

               FOLD AND DETACH HERE AND READ THE REVERSE SIDE

                          YOUR VOTE IS IMPORTANT!
                      YOU CAN VOTE IN ONE OF TWO WAYS:
===============================================================================
  VOTE BY PHONE: FOR U.S. stockholders only, call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day, 7 days a week.

   There is NO CHARGE to you for this call. Have your proxy card in hand.

You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

OPTION 1: To vote as the Board of Directors recommends on ALL proposals, press 1.

                  When asked, please confirm by Pressing 1

OPTION 2: If you choose to vote on each proposal separately, Press 0. You will hear these instructions:

 Proposal 1, Director Election Proposal: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

 To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions.

 Proposal 2 and All Other Proposals: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

           The instructions are the same for all other proposals.

                  When asked, please confirm by Pressing 1
===============================================================================
                                     or
===============================================================================

        VOTE BY PROXY CARD: Mark, sign and date your proxy card and return it promptly in the enclosed envelope.


 NOTE: If you voted by telephone, THERE IS NO NEED TO MAIL BACK your proxy card.
================================================================================
                           THANK YOU FOR VOTING.